EXHIBIT 99.4

Special Committee of the Board of Directors

PROLOR Biotech, Inc.

7 Golda Meir Street

Weizmann Science Park

Nes Ziona, Israel 74140

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated April 23, 2013, to the Special Committee of the Board of Directors of PROLOR Biotech, Inc. (“PROLOR”) as Annex C to, and reference thereto under the captions “Summary — Opinion of Financial Advisor to the Special Committee of PROLOR’s Board of Directors”, “The Merger — Recommendation of PROLOR’s Board of Directors and its Reasons for the Merger” and “The Merger — Opinion of Financial Advisor to the Special Committee of PROLOR’s Board of Directors” in, the proxy statement/prospectus relating to the proposed merger involving PROLOR and OPKO Health, Inc. (“OPKO”), which proxy statement/prospectus forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of OPKO, filed July 15, 2012. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted, or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement/prospectus, or any other document, except in accordance with our prior written consent. By giving this consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Oppenheimer & Co. Inc.
OPPENHEIMER & CO. INC.

July 15, 2013